PROSPECTUS Dated March 29, 1995      Amend. No. 1 to Pricing Supplement No. 39
PROSPECTUS SUPPLEMENT                   to Registration Statement No. 33-57833
Dated March 29, 1995                           February 8, 1996 Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
           Euro Floating Rate Senior Bearer Notes Due February 1999

The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due February 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


PRINCIPAL AMOUNT:                     INTEREST ACCRUAL DATE:              INTEREST PAYMENT DATES:
  U.S.$20,000,000                      February 26, 1996                   Each February 26, May 26, August
                                                                           26 and November 26 commencing on
MATURITY DATE:                                                             May 26, 1996 or if such day is not
 February 26, 1999                    INITIAL INTEREST RATE:               a Business Day, the next succeeding
                                      To be determined 2 London            Business Day
                                      Banking Days prior to the date
SETTLEMENT AND DATE OF                of issuance based on
ISSUANCE:                             interpolated LIBOR for the          INTEREST RESET PERIODS:
 February 26, 1996                    period                               The first Interest Reset Period will be
                                                                           the period from and including May
                                                                           27, 1996 to but excluding the immediately
ISSUE PRICE:                          INITIAL INTEREST RESET               succeeding Interest Payment Date.
  100%                                DATE:                                Thereafter, the Interest Reset Periods
                                       May 27, 1996                        will be the periods from and
                                                                           including an Interest Payment Date to
SPECIFIED CURRENCY:                   MAXIMUM INTEREST RATE:               but excluding the immediately
  U.S. Dollars                         N/A                                 succeeding Interest Payment Date


BASE RATE:  LIBOR                     MINIMUM INTEREST RATE:              INTEREST RESET DATES:
                                       N/A                                 Each Interest Payment Date

INDEX MATURITY:  3 Months
                                      INITIAL REDEMPTION DATE:            CALCULATION AGENT:
                                       N/A                                 Chemical Bank, N.A. (London
SPREAD (PLUS OR MINUS):                                                    branch)
 Plus 0.22% per annum
                                      INITIAL REDEMPTION
                                      PERCENTAGE:  N/A                    INDEX CURRENCY:
ALTERNATE RATE EVENT                                                        U.S. Dollars
SPREAD:  N/A
                                      ANNUAL REDEMPTION
                                      PERCENTAGE REDUCTION:               TOTAL AMOUNT OF OID:
SPREAD MULTIPLIER:  N/A               N/A                                   None


COMMON CODE: 6400582                  OPTIONAL REPAYMENT                  ORIGINAL YIELD TO MATURITY:
ISIN: XS0064005829                    DATE(S):                              N/A
                                        N/A

                                                                          INITIAL ACCRUAL PERIOD OID:
                                      REFERENCE SCREEN:                     N/A
                                        TELERATE 3750

                                                                          DENOMINATIONS:
                                                                            U.S. $1,000,000

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                             Morgan Stanley & Co.
                             International Limited